As Executed



                              EMPLOYMENT AGREEMENT


          THIS AGREEMENT by and between Interstate Energy Corporation, a Wisconsin corporation (the "Company"), and Lee Liu (the "Executive"), dated as of the 21st day of April, 1998.

          WHEREAS, WPL Holdings, Inc., IES Industries Inc. ("IES Industries"), Interstate Power Company, a Delaware corporation, WPLH Acquisition Co. and Interstate Power Company, a Wisconsin corporation (collectively, the "Merger Parties"), have entered into an Agreement and Plan of Merger dated as of November 10, 1995, as amended (the "Merger Agreement"); and

          WHEREAS, the Merger Parties wish to provide for the orderly succession of management of the Company following the Effective Time (as defined in the Merger Agreement); and

          WHEREAS, the Merger Parties further wish to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement:

          NOW, THEREFORE, it is hereby agreed as follows:

          1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company as an employee and officer of the Company, on the terms and conditions set forth in this Agreement, for the period commencing on the Effective Time and ending on the date immediately preceding the second anniversary of the Effective Time (the "Employment Period"). Upon the termination of the Employment Period the Executive will have the status of a retired senior executive officer of the Company and shall be entitled to all of the rights, privileges and benefits provided to such retired officers.

          2.   Position and Duties.

          (a) Title. During the Employment Period, the Executive shall serve as Chairman of the Board of Directors (the "Board") of the Company ("Chairman"). Upon termination of the Employment Period, the Executive shall continue to be eligible to serve as a director of the Company.

          (b) Duties. During the Employment Period, the Executive shall perform the normal and ordinary duties of Chairman and shall serve, together with the Vice Chairman of the Board and the Chief Executive Officer, as a member of the senior executive team of the Company charged with responsibility for developing and implementing programs to achieve the corporate integration and restructuring of the Merger Parties following the Effective Time. In addition, he will have involvement, as appropriate, in government regulatory initiatives, will be involved in major economic development initiatives of the Company and will serve in such other capacities and will perform such other functions consistent with his status as Chairman as may be reasonably assigned by the Board from time to time. The Executive shall devote the necessary time and effort required to perform the above described duties.

          (c) Office. The Executive's services hereunder shall be performed primarily at the existing executive offices of IES Industries located in Cedar Rapids, Iowa, subject to such business travel as shall be necessary and appropriate.

          3.   Compensation.

          (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of not less than Four Hundred Thousand Dollars ($400,000), payable in accordance with the Company's regular payroll practice for its senior executives, as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

          (b) Incentive Compensation. During the Employment Period, the Executive shall participate in such short-term incentive compensation plans and long-term incentive compensation plans as shall be decided upon in the discretion of the Compensation Committee of the Board (the "Compensation Committee") (the latter to consist of plans offering stock options, restricted stock and/or other long-term incentive compensation), providing him with the opportunity to earn, on an annualized basis, short-term and long-term incentive compensation (collectively, the "Incentive Compensation") not less than the aggregate amount of the incentive compensation that the Executive had an opportunity to earn under IES Industries' Management Incentive Compensation Plan (the "MICP") and Long-Term Incentive Plan (the "LTIP") in respect of the calendar year ended immediately prior to the Effective Time, and such Incentive Compensation shall be payable in accordance with standards (i.e., performance criteria, performance levels, etc.) which are no less favorable to the Executive than those applicable with respect to the amounts that were payable to the Executive under each of the MICP and the LTIP in respect of the calendar year ended immediately prior to the Effective Time.

          (c) Other Benefits. In addition, and without limiting the generality of the foregoing, during the Employment Period and thereafter:
   (A) the Executive shall be entitled to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company and its affiliates to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company, (B) the Executive and/or the Executive's family, as the case may be, shall be eligible for immediate participation in (and without any limitation for pre-existing conditions), and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company and its affiliates, including, without limitation, medical, prescription, dental, disability, salary continuance, accidental death and travel insurance plans and programs, to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company, provided, however that the Executive's aggregate benefits as a retired senior executive under the plans described in this clause (B) shall not be less than the benefits provided by IES Industries to its retired senior executive officers as of the date of this Agreement and (C) the Company shall maintain, at no cost to the Executive, life insurance on the life of the Executive payable to one or more beneficiaries designated by the Executive in an amount not less than the aggregate amount of the life insurance provided to the Executive by IES Industries immediately prior to the Effective Time.

          (d) Perquisites. During the Employment Period, the Executive shall be entitled to receive such perquisites as the Company may establish from time to time which are commensurate with his position and at least comparable to those received by other senior executives at the Company.

          (e) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable and documented expenses incurred by the Executive in the performance of the Executive's duties under this Agreement.

          (f) Supplemental Retirement Benefit. The Executive and IES Industries have entered into that certain Amended and Restated Supplemental Retirement Agreement dated February 1, 1993, as amended (the "Supplemental Retirement Agreement"). The Company shall assume, honor and perform the obligations of IES Industries under the Supplemental Retirement Agreement (as amended as set forth below). In addition, the Company and the Executive agree that as of the Effective Time the terms of the Supplemental Retirement Agreement shall be amended as provided below. (Capitalized terms used below in this Section 3(f) which are not otherwise specifically defined in this Agreement shall have the meanings ascribed to such terms in the Supplemental Retirement Agreement as amended hereby). The Supplemental Retirement Agreement shall be amended as follows:

               (i) the term "Annual Salary" as defined in Section 2.1 of the Supplemental Retirement Agreement for purposes of calculating the benefit payable to the Executive and his Designated Beneficiary under the Supplemental Retirement Agreement shall be modified so that "Annual Salary" shall be the sum of (A) the Executive's Annual Base Salary and
                    (B) an amount equal to the average of the annual incentive awards payable to the Executive under the IES Industries MICP in respect of each of the three (3) consecutive annual performance periods ended immediately prior to the Effective Time of the Merger;

               (ii) the Executive shall be fully vested in and entitled to receive, at Normal Retirement Age, the full amount of his Normal Retirement Benefit under the Supplemental Retirement Agreement, as amended hereby, and the Executive shall be deemed to have attained Normal Retirement Age for all purposes under the Supplemental Retirement Agreement as of the date on which he ceases, for any reason, to receive the compensation and benefits set forth in paragraphs (a), (b) and (c) of Section 3 of this Agreement;

              (iii) Sections 3.2, 3.3 and 4.1 of the Supplemental
                    Retirement Agreement shall be amended to provide that in the event of the Executive's death at any time on or after the Effective Time, the Executive's Designated Beneficiary shall receive monthly Supplemental Benefit payments or Death Benefit payments, as the case may be, for a period of months that, when added to the number of months, if any, during which the Executive received monthly benefits under the Supplemental Retirement Agreement, will be equal to one hundred eighty (180) months; and

               (iv) for purposes of Section 9.1 of the Supplemental
                    Retirement Agreement, in the event of the Executive's death, the Executive shall be treated as receiving the Supplemental Benefit portion of the Normal Retirement Benefit at the time of death regardless of whether he was actually receiving such Supplemental Benefit at such time.

          The foregoing modifications to the terms of the Supplemental Retirement Agreement shall take effect as of the Effective Time. As soon as practicable following the Effective Time (but in no event later than 60 days after the Effective Time), the Company and the Executive shall take all actions necessary to execute a formal amendment to the Supplemental Retirement Agreement incorporating the modifications set forth above. Until the time that such a formal amendment is properly executed, the provisions of this Section 3(f) shall serve and be construed, for all intents and purposes, as an amendment to the terms of the Supplemental Retirement Agreement, and the obligations of the Company thereunder shall be governed by the terms of the Supplemental Retirement Agreement as so amended.

          4.   Termination of Employment.

          (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of one hundred and eighty (180) consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

          (b) By the Company. (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

               A. the willful and continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company (the "Board") delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; or

               B. illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company.

   No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

               (ii) A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board at which the Executive's termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

               (iii) A termination of the Executive's employment without Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination Without Cause") of its intention to terminate the Executive's employment without Cause, stating the date, time and place of the Board Meeting without Cause. The "Board Meeting without Cause" means a meeting of the Board at which the Executive's termination without Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination without Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting without Cause.
   The Executive's termination without Cause shall be effective when and if a resolution is duly adopted at the Board Meeting without Cause by a two-thirds vote of the entire membership of the Board, excluding employee directors, stating that the Executive is terminated without Cause.

          (c) Good Reason. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

               A. the assignment to the Executive of any duties inconsistent in any respect with paragraphs (a) and (b) of Section 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

               B. any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

               C. any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than that provided for in paragraph (c) of Section 2 of this Agreement.

               D. any purported termination of the Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement;

               E. any failure by the Company to comply with paragraph (c) of Section 12 of this Agreement; or

               F. any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

               (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination within six (6) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth (5th) business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given).

               (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination.

          (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, or the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

          5.   Obligations of the Company Upon Termination.

          (a) By the Company other than for Cause, Death or Disability; by the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive's employment, other than for Cause, Death or Disability, or the Executive terminates employment for Good Reason, the Company shall continue to provide the Executive with the compensation and benefits set forth in paragraphs (a), (b) and (c) of Section 3 as if he had remained employed by the Company pursuant to this Agreement through the end of the Employment Period and then retired (at which time he will be treated as eligible for all retiree welfare benefits and other benefits provided to retired senior executives, as set forth in Sections 3(c) and
   (f)); PROVIDED, that the Incentive Compensation for such period shall be equal to the maximum Incentive Compensation that the Executive would have been eligible to earn for such period; PROVIDED, further that in lieu of stock options, restricted stock and other stock-based awards, the Executive shall be paid cash equal to the fair market value (without regard to any restrictions) of the stock options, restricted stock and other stock-based awards that would otherwise have been granted; PROVIDED, further, that to the extent any benefits described in paragraph (c) of
   Section 3 cannot be provided pursuant to a plan or program maintained by the Company for its executives, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Executive and his family; and PROVIDED, finally, that during any period when the Executive is eligible to receive benefits of the type described in clause (B) of paragraph (c) of Section 3 under another employer-provided plan, the benefits provided by the Company under this paragraph (a) of Section 5 may be made secondary to those provided under such other plan. In addition to the foregoing, any restricted stock outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termination of the Executive's employment. The payments and benefits provided pursuant to this paragraph (a) of Section 5 are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor.

          (b) Death and Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries (or, if there is no such beneficiary, to the Executive's surviving spouse, or if the Executive is not survived by a spouse, to the Executive's estate or legal representative), in a lump sum in cash within thirty (30) days after the Date of Termination, the sum of the following amounts (the "Accrued Obligations"): (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has been earned but not yet been paid; (2) an amount representing the Incentive Compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such Incentive Compensation would be equal to the maximum amount of such Incentive Compensation that the Executive would have been eligible to earn for such period, and multiplying that amount by a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant period; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Incentive Compensation and vacation pay. Any deferred compensation (together with any accrued interest or earnings thereon, if any) that has not yet been paid, will be paid in accordance with the terms and conditions applicable to such deferred compensation.

          (c) By the Company for Cause; by the Executive other than for Good Reason. If the Executive's employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Section 6 below.

          6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates relating to subject matter other than that specifically addressed herein. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the Incentive Compensation, the deferred compensation and other benefit programs listed in paragraph (c) of Section 3, or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliates on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

          7. Full Settlement. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The amounts payable by the Company under this Agreement shall not be offset or reduced by any amounts otherwise receivable or received by the Executive from any source, except as specifically provided in paragraph (a) of Section 5 with respect to benefits described in clause (B) of paragraph (c) of Section 3.

          8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than secret or confidential information, knowledge or data which becomes public knowledge as a result of the Executive's violation of this Section 8) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          9. Limitation on Payments. (a) Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement with or plan of the Company or its affiliates (in the aggregate "Total Payments"), would constitute an "excess parachute payment," then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code") or which the Company may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision). For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code (or any successor provision), and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision). Within fifteen (15) days following the Date of Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code (or any successor provision), the Executive and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company's independent auditors and acceptable to the Executive in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income, (ii) the amount and present value of Total Payments and (iii) the amount and present value of any excess parachute payments determined without regard to the limitations of this paragraph (a) of Section 9. As used in this Agreement, the term "Base Period Income" means an amount equal to the Executive's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. Such opinion shall be dated as of the Date of Termination and addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such opinion determines that there would be an excess parachute payment, any payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this paragraph (a) of Section 9, the Executive and the Company shall obtain, at the Company's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. If the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed without succession, then this paragraph (a) of Section 9 shall be of no further force or effect.

          (b) If, notwithstanding the provisions of paragraph (a) of Section 9, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of Total Payments is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any successor provision), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax and any interest charges or penalties in respect of the imposition of such Excise Tax (but not any federal, state or local income tax) on the Total Payments, and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph (b) of section 9, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          10.  Executive's Service on the Board.

          (a) Appointment and Nomination. The Company shall appoint the Executive as a member of the Board for an initial three (3) year term commencing on the Effective Date (the "Initial Board Term").

          (b) Board and Committee Compensation. The Executive shall be compensated for his Board services in accordance with the general policies and practices of the Company as in effect from time to time relating to the compensation of employee and non-employee directors, as the case may be, and to the extent that such policies and practices provide for such compensation.

          (c) Office and Secretarial Assistance. Provided that the Executive remains in the employ of the Company as of the conclusion of the Employment Period and continues to serve as a member of the Board throughout his initial three-year term as a director, the Company shall provide to the Executive, for a period of one (1) year following the conclusion of the Employment Period, a furnished office and a full-time secretary at the Executive's disposal at the existing executive offices of IES Industries in Cedar Rapids, Iowa for the Executive's use in connection with any continuing business of the Company and any personal business of the Executive.

          11. Attorneys' Fees. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

          12. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

          13. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, addressed as follows:

          If to the Executive:

          Mr. Lee Liu
          3086 Loggerhead Road
          Cedar Rapids, Iowa  52411

          If to the Company:

          Interstate Energy Corporation
          222 West Washington Avenue
          P.O. Box 2568
          Madison, Wisconsin  53701-2568
          Attn: General Counsel

   or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 13. Notices and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) The Executive and the Company acknowledge that this Agreement supersedes the Employment Agreement between IES Industries and the Executive, dated February 27, 1991 and the Executive Change of Control Severance Agreement between IES Industries and the Executive, dated December 12, 1989 (and any successor Executive Change of Control Severance Agreement between the Executive and IES Industries).

          (g) The rights and benefits of the Executive under this Agreement may not be anticipated, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

          (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          14. Effectiveness of Agreement. The effectiveness of this Agreement is subject to the consummation of the Merger (as defined in the Merger Agreement). If for any reason the Merger is not consummated in accordance with the terms of the Merger Agreement, this Agreement shall be null and void ab initio.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                              INTERSTATE ENERGY CORPORATION


                              By: /s/ Edward M. Gleason
                              Name:     Edward M. Gleason
                              Title:    Vice President

                               /s/ Lee Liu
                                   LEE LIU